As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-43498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-43498

UNDER

THE SECURITIES ACT OF 1933

OMEGA PROTEIN CORPORATION
(Exact name of registrant as specified in its charter)
Nevada	76-0438393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2105 City West Blvd., Suite 500 Houston, Texas 77042 (713) 623-0060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

OMEGA PROTEIN CORPORATION 2000 LONG TERM INCENTIVE PLAN
(Full title of the plan)

John D. Held Executive Vice President, General Counsel and Secretary c/o Omega Protein Corporation 2105 City West Blvd., Suite 500 Houston, Texas 77042 (713) 623-0060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a	Emerging growth company ☐
smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Deregistration of Securities

This post-effective amendment (“Post-Effective Amendment”) is being filed to deregister unsold shares (the “Shares”) of common stock, par value $0.01 per share (“Omega Common Stock”), of Omega Protein Corporation (“Omega”), under the Registration Statement on Form S-8 filed by Omega (File No. 333-43498) (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of shares of Omega Common Stock offered under the Omega Protein Corporation 2000 Long Term Incentive Plan.

On December 19, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2017, by and among Cooke Inc. (“Parent”), Alpha MergerSub, Inc. (“Merger Sub”) and Omega, Merger Sub merged with and into Omega (the “Merger”), with the result that Omega became an indirect, wholly owned subsidiary of Parent. As a result of the Merger, each issued and outstanding share of Omega Common Stock (other than shares of Omega Common Stock held by Omega in treasury or owned by Merger Sub, Parent, or any direct or indirect wholly owned subsidiary of Parent or Omega) shall be converted into the right to receive $22.00 in cash, without interest and subject to applicable withholding taxes.

As a result of the transactions contemplated by the Merger Agreement, Omega has terminated all offerings of shares of Omega Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Omega hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by Omega in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all shares of Omega Common Stock that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Omega Common Stock.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on December 22, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
Name:	John D. Held
Title:	Executive Vice President, General Counsel and Secretar

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